UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

TENET HEALTHCARE CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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This filing consists of press release issued by Tenet Healthcare Corporation on January 14, 2011.

FOR IMMEDIATE RELEASE

TENET ISSUES STATEMENT REGARDING COMMUNITY HEALTH DIRECTOR NOMINEES

DALLAS – January 14, 2011 – Tenet Healthcare Corporation (NYSE: THC) today announced that it has received notice from Community Health Systems, Inc. (NYSE: CYH) that Community Health has submitted a slate of 10 nominees for election to the Tenet Board of Directors at Tenet’s 2011 Annual Meeting of Stockholders, which is currently scheduled for November 3, 2011:

We believe that Community Health has nominated its slate of director candidates only to advance its goal of acquiring Tenet at an inadequate price. We are confident that the continued execution of our strategic plan will deliver significantly more value to our stockholders than Community Health’s inadequate proposal.

Under the Board’s leadership, Tenet has delivered strong growth for more than five years, including solid performance in fiscal year 2010. Tenet continues to expect significant growth from a combination of acute care revenues, our expanding outpatient business, offering healthcare services to other hospitals, improved cost efficiencies, expanded margins and strategic investments. We look forward to building on our momentum in the year ahead. We firmly believe that Tenet’s stockholders – not Community Health – deserve to benefit from this growth.

Tenet’s Board and management team will continue to act in the best interests of all its stockholders, and remain focused on executing our core business plan and capitalizing on Tenet’s leading position in healthcare services.

Tenet’s Board is comprised of 10 highly qualified directors, 9 of which are independent, and all of whom are elected annually.

Barclays Capital is acting as financial advisor to Tenet and Gibson, Dunn & Crutcher LLP and Debevoise & Plimpton LLP are acting as Tenet’s legal counsel.

About Tenet Healthcare Corporation

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

ADDITIONAL INFORMATION

Tenet Healthcare Corporation (“Tenet”) will file with the Securities and Exchange Commission (“SEC”) a proxy statement in connection with its 2011 annual meeting of stockholders. Any definitive proxy statement will be mailed to stockholders of Tenet. INVESTORS AND SECURITYHOLDERS OF TENET ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Tenet through the website maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Tenet and certain of its respective directors and executive officers are deemed to be participants under the rules of the SEC. Information regarding these participants is contained in a filing under Rule 14a-12 filed by Tenet with the SEC on January 7, 2011. This filing and other documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Forward Looking Statements

Some of the statements in this release may constitute forward-looking statements. Such forward-looking statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q, and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Tenet uses its company web site to provide important information to investors about the company including the posting of important announcements regarding financial performance and corporate developments.

Tenet Healthcare Corporation

Media:	Investors:
Rick Black (469) 893-2647	Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

Joele Frank / Andrew Siegel	Larry Dennedy / Charlie Koons
Joele Frank, Wilkinson Brimmer Katcher	MacKenzie Partners, Inc.
(212) 355-4449	212-929-5239 / 212-929-5708

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